EXHIBIT 10.7

To:	Mark Faupel – Guided Therapeutics, Inc. CEO
From:	Guided Therapeutics’ Board of Directors Compensation Committee
Re:	Revised Compensation Package
Date:	June 3, 2025

Dear Mark:

The Guided Therapeutics Compensation Committee has recommended, and its Board of Directors has approved by a unanimous vote held on June 3, 2025, a revised compensation package for you as described below. We look forward to working with you during this important phase of the Company’s growth and attainment of significant milestones.

Mark Faupel Compensation Package

WHEREAS on July 20, 2023, the Compensation Committee recommended to the Guided Therapeutics ("GTI") Board of Directors that Mark Faupel, CEO, receive certain warrants, shares and salary as set forth below. Such compensation was unanimously approved by the Board of Directors (herein "Faupel Compensation Resolution").

1) A warrant to purchase 4,000,000 (Four Million) of the Corporation's Common Shares, to be issued and exercisable immediately, with the following terms.

a. An exercise price of $0.25 (twenty-five cents)

b. Cashless exercise option

c. All warrants will be exercisable as of the date of their issuance.

All warrants will expire five (5) years after issuance.

2) A warrant to purchase 4,000,000 (Four Million) of the Corporation's Common Shares as follows:

a. 2,500,000 (Two million Five Hundred Thousand) of which are to be issued immediately upon receipt by the Corporation of an Approvable Letter from the U.S. Food and Drug Administration for the LuViva Advanced Cervical Scan.

5835 PEACHTREE CORNERS EAST, SUITE B • PEACHTREE CORNERS, GA 30092

PHONE: 770-242-8723 • FAX: 770-242-8639

www.guidedinc.com

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b. 1,500,000 (One Million Five Hundred Thousand) of which are to be issued immediately upon receipt by the Corporation of an Approvable Letter or equivalent from the Chinese National Medical Products Administration for the LuViva Advanced Cervical Scan (called Zealight in China).

c. The terms of these warrants for all 4,000,000 shares are as follows:

i. All warrants are exercisable upon issuance

ii. An exercise price of $0.40 (forty cents)

iii. Cashless exercise option

All warrants will expire five (5) years after they are exercisable with a maximum term of 10 (ten) years from issuance.

3) A salary of $200,000 (two hundred thousand dollars) per annum, starting on May 1, 2023, to be accrued until such time as the Corporation's Board of Directors determines funds are available to pay Mr. Faupel. Any salary not paid by May 1, 2024, will accrue 6% (six percent) annual interest starting on that date and will accrue until the amount remaining is fully paid off.

WHEREAS Mr. Faupel has received no compensation pursuant to this Resolution.

WHEREAS as of May 23, 2025, Mr. Faupel is owed $373,783.44 in deferred salary and interest.

WHEREAS Dr. Faupel holds a note with the Company valued at $192,307.24 (including principal and interest as of May 23, 2025).

WHEREAS it was anticipated that by now some compensation would be paid to Mr. Faupel, but the financial requirements of the US FDA process prevented that.

Moreover, both the Chinese and FDA regulatory processes were delayed by the unforeseen consequences of the COVID pandemic.

WHEREAS the Board finds that because of the delay in payment to Mr. Faupel of salary and the delays in payment of the note of which has been extended twice, shares and warrants set forth above shall be supplemented as follows:

4) A warrant to purchase 2,000,000 (Two Million) of the Corporation's Common Shares, to be issued and exercisable upon filing the data from the US pivotal trial with FDA. The warrant shall have the following terms.

a. An exercise price of $0.25 (twenty-five cents)

b. Cashless exercise option

c. All warrants will be exercisable as of the date of their issuance.

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All warrants will expire five (5) years after issuance.

6) The $373,783.44 in deferred salary shall accrue interest at the annual rate of 6% and the annual compensation shall be increased to $240,000 as of June 1, 2025. At the sole discretion of Mr. Faupel, up to $100,000 may be deferred. Any deferred compensation shall accrue interest at an annual rate of 6%. As of December 31, 2025, all current amounts and future deferred amounts due Mr. Faupel will be convertible at his option to the Company’ common shares at a conversion price of $0.25/share.

7) All amounts owed to Mr. Faupel shall be paid within 10 business days of his replacement as CEO if he is terminated by action the Company’s board of directors.

Date: ________________
John Imhoff – Compensation Committee Member

Date: 06/04/2025
Alan Grujic – Compensation Committee Member

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